Exhibit 99.1

Certification

Pursuant to 18 U.S.C. ss. 1350, the undersigned officer of Nexstar Finance, L.L.C. and Nexstar Finance, Inc. (together, the “Company”), hereby certifies that the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 15, 2003	/S/ PERRY A. SOOK
Perry A. Sook
President and Chief Executive Officer (principal executive officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. ss. 1350 and is not being filed as part of the Report or as a separate disclosure document.